Exhibit 21.2

Pre-Closing Organizational Chart Aebi Schmidt Holding AG
•	All ownership percentages are 100% unless noted otherwise.
•	All percentages represent both economic and voting interest.
•	Location represents jurisdiction of formation unless noted otherwise.

Note: Remaining 0.02% in Aebi & Co. AG Maschinenfabrik is owned by a Swiss individual.

Pre-Closing Organizational Chart The Shyft Group, Inc.
•	All ownership percentages are 100% unless noted otherwise.
•	All percentages represent both economic and voting interest.
•	Location represents jurisdiction of formation.

Post-Closing Organizational Chart Aebi Schmidt Holding AG and The Shyft Group, Inc.
•	All ownership percentages are 100% unless noted otherwise. The ownership percentages in Aebi Schmidt Holding AG are estimates.
•	All percentages represent both economic and voting interest.
•	Location represents jurisdiction of formation unless noted otherwise.

Gerold Buettiker
Nationality: Switzerland
Peter Spuhler
Nationality: Switzerland
Shyft Public Shareholders
Gebuka AG
Switzerland
PCS Holding AG
Switzerland
Barend Fruithof
Nationality: Switzerland
Other individuals
13.47%
23.97%
10.61%
3.12%
48%**
0.83%
Aebi Schmidt Holding AG
Switzerland
** No public shareholder will have an interest of 5% or more.
ex-U.S.
U.S.

See next pages

Note: This chart reflects the post-closing structure of the combined company group in the U.S. as of immediately after the Effective Time. It is possible that, following the Effective Time, Aebi Schmidt will also undertake an internal restructuring whereby all of Aebi Schmidt’s U.S. subsidiaries will be consolidated under ASH US Group, LLC.

Note: Remaining 0.02% in Aebi & Co. AG Maschinenfabrik is owned by a Swiss individual.